Exhibit 99.2
Depository Trust Company (DTC) Restores Electronic
Clearance and Settlement Services for Dolphin Digital Media, Inc.
(Symbol: DPDM)

Miami, Florida – Dolphin Digital Media, Inc. (OTCBB: DPDM) today announced that on August 16, 2012, the Depository Trust Company (“DTC”) restored full electronic clearance and settlement services for the Company’s “DPDM” security.  The Company’s common shares were previously not electronically tradable due to a Global Lock, also known as a “Chill,” imposed by the DTC in December, 2011.

As a result of these DTC privileges having been restored, shareholders and investors can now buy and sell shares freely in the open market with increased efficiency and lower costs through DTC Participants which include U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

“In my Letter to Shareholders in March of this year, we informed our shareholders of the “Chill” placed on our stock due to the alleged misconduct in 2010 of three individual shareholders of the Company, and although we had no participation in, or any knowledge of, the alleged misconduct, we pledged our full support and cooperation as the DTC conducted its internal review,” states Chief Executive Officer William O’Dowd.  “I am extremely pleased to make today’s announcement, as it is the culmination of many months of hard work by the Company and its advisors.  I particularly want to commend the diligence and tireless efforts made on our behalf by our attorneys, Joel Mayersohn and Clint Gage of the Fort Lauderdale law firm of Roetzel & Andress, LPA.  Joel and Clint are top-notch professionals, and guided the Company throughout this process.  I would like to also acknowledge the assistance of Mary Ramsey of our transfer agent, Nevada Agency and Transfer Company, who went well “above and beyond the call of duty” to assist us in timely providing the DTC with the information requested.”

“This is a very happy day for all shareholders of Dolphin Digital Media, and I am very grateful for the support shown to the Company throughout this process.”

About Dolphin Digital Media, Inc.

Dolphin Digital Media, Inc. is dedicated to the production of high quality digital content and safe, engaging websites for children.  Please visit www.dolphindigitalmedia.com for more information.

SAFE HARBOR

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for markets and the demand for products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

CONTACT:

            Cherine Akbari
Dolphin Digital Media, Inc.
(305) 774–0407
cherine@dolphindigitalmedia.com